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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of Security Dynamics Technologies, Inc. (the "Company") on Form S-8 of our reports dated March 20, 1998 (which report on consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of the consolidated financial statements for a pooling of interests in 1997 and a change in the Company's method of accounting for option grants requiring stockholder approval in 1996), appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 1997.


                                                  /s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
May 7, 1998